                                                                    EXHIBIT 10.4
                              RETIREMENT AGREEMENT

         This Retirement Agreement (this "Agreement") is made and entered into by and between Veritas DGC Inc., a Delaware corporation ("Veritas"), and David
B. Robson, an individual currently resident in Calgary, Alberta ("Robson"), effective as of January 1, 2004 (the "Effective Date").

                                  WITNESSETH:

         WHEREAS, Robson has served as an employee and a director of Veritas and its predecessors for a number of years, most recently as a director and as chairman & chief executive officer;

         WHEREAS, Robson has notified the Board of Directors of Veritas (the "Board") that he intends to retire;

         WHEREAS, the Board and Robson have agreed that Robson will continue to serve Veritas as a director and as chairman & chief executive officer and a director until the Board appoints a successor chief executive officer (a "successor chief executive officer") and that successor chief executive officer actually commences his employment at Veritas;

         WHEREAS, attendant to Robson's retirement, Veritas and Robson wish for there to be a complete understanding and agreement between Veritas and Robson with respect to the compensation and benefits to be provided Robson upon his retirement and, in the case of certain health insurance, after his retirement; and,

         WHEREAS, Veritas and Robson have previously entered into that certain Amended and Restated Employment Agreement effective as of December 1, 2003 (the "Prior Employment Agreement");

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Veritas and Robson agree as follows:

Section 1. General Duties of Veritas and Robson.

                  (a) Robson has indicated that he intends to retire as a director and as chairman and chief executive officer of Veritas at such time as a successor chief executive officer actually commences his employment at Veritas. It is both parties' intention that the Board appoint a successor chief executive officer as soon as is reasonably possible. Until the date when the successor chief executive officer actually commences his employment at Veritas, Veritas agrees to continue to employ Robson and Robson agrees to continue to serve Veritas as its chairman & chief executive officer reporting to the Board. The powers, duties and responsibilities of Robson as chairman and chief executive officer include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities specified in Veritas's Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Robson by the Board or by any committee of the Board authorized to make such assignments.

                  (b) On that date when a successor chief executive officer actually commences his employment at Veritas, Robson will retire as chairman and chief executive officer and as a director of Veritas.

Section 2. Compensation and Benefits.

                  (a) For the period beginning on the Effective Date and ending on the Date of Termination:

                           (1) Veritas will pay Robson a base salary of $450,000 per annum (the "CEO's Salary"). The CEO's Salary will be paid to Robson in equal installments every two weeks or on such other schedule as Veritas may establish from time to time for its management personnel.

                           (2) Robson will be eligible to participate in the Key Contributor Incentive Compensation Plan or other replacement incentive or bonus plan Employer establishes for its key executives, subject to all of the terms and conditions of such plan.

                           (3) Robson will be entitled to receive options ("Options") to purchase the same number of shares of Veritas common stock as are granted to continuing non-employee directors of Veritas on the same date, at the same price and on the same terms as such Options are granted to such continuing non-employee directors.

                           (4) Robson will be entitled to paid vacation of not less than four (4) weeks each year. Vacation may be taken by Robson at the time and for such periods as may be mutually agreed upon between Veritas and Robson.

                           (5) Robson will be reimbursed in accordance with Veritas's expense reimbursement policy as in effect on January 1, 2004 for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Notwithstanding any provision in Veritas's expense reimbursement policy to the contrary, Robson will also be reimbursed for first-class airline travel in the performance of his services and duties. Robson will furnish Veritas with all invoices and vouchers reflecting amounts for which Robson seeks Veritas's reimbursement.

                           (6) Robson will be entitled to participate in all insurance and retirement plans, and such other benefit plans or programs as may be in effect from time to time for the key management employees of Veritas (other than incentive compensation plans), including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.

                  (b) The CEO's Salary and any other amount Veritas pays Robson pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and such other deductions as are applied generally to employees of Veritas for insurance and other employee benefit plans in which Robson participates.

                  (c) The CEO's Salary and any other cash amounts Veritas is obligated to pay Robson pursuant to this Agreement are denominated in U.S. dollars but shall actually be paid to Robson in Canadian dollars converted on the date of payment.

Section 3. Fiduciary Duty; Confidentiality.

                  (a) In keeping with Robson's fiduciary duties to Veritas, Robson agrees that he will not knowingly take any action that would create a conflict of interest with Veritas, or upon discovery thereof, allow such a conflict to continue. In the event that Robson discovers that such a conflict exists, Robson agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

                  (b) As part of Robson's fiduciary duties to Veritas, Robson agrees to protect and safeguard Veritas's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Veritas or its business (collectively, "Confidential Information") and, except as may be required by Veritas, Robson will not knowingly, either during his employment by Veritas or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Veritas; (ii) in the course of the proper performance of Robson's duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Robson; (iv) for information that becomes available to Robson on a nonconfidential basis from a source other than Veritas or its affiliated companies who is not bound by a duty of confidentiality to Veritas; or (v) as may be required by any applicable law, rule, regulation or order.

                  (c) Upon termination of his employment with Veritas, Robson will immediately deliver to Veritas all documents in Robson's possession or under his control which embody any of Veritas's Confidential Information.

                  (d) Robson acknowledges that he has entered into a Confidentiality and Intellectual Property Agreement with Veritas, effective October 22, 2001, which agreement remains in effect.

Section 4. Term.

                  Robson's employment with Veritas, having previously commenced, will continue until terminated in accordance with Section 5.

Section 5. Termination.

                  (a) Unless earlier terminated in accordance with Section 5(b), Robson's employment will automatically terminate effective with adjournment of the next annual meeting of Veritas stockholders (the "Effective Time"). Such annual meeting is tentatively scheduled for December 7, 2004 but will not be formally called by the Board until September or October 2004.

                  (b) Robson's employment will terminate prior to the Effective Time, upon the first to occur of the following:

                           (1) The successor chief executive officer actually commences his employment at Veritas. Robson's employment will immediately terminate on that date and time when a successor chief executive officer actually commences his employment at Veritas. In the event of such termination, Robson will immediately tender his written resignation as a director of Veritas.

                           (2) Robson elects to terminate. At any time on or after April 1, 2004, Robson may terminate his employment for any or no reason by (i) giving the chairman of the Compensation Committee of the Board ten days' written notice that he elects to terminate his employment and (ii) tendering his written resignation as a director of Veritas effective upon the Date of Termination.

                           (3) Veritas elects to terminate. At any time on or after April 1, 2004, the Board may terminate Robson's employment for any or no reason by giving him ten days' written notice of such termination. In the event of such termination, Robson agrees to tender to the Secretary of Veritas his written resignation as a director of Veritas effective upon the Date of Termination.

                           (4)      Robson's death.

                  (c) As used in this Agreement, "Date of Termination" means:

                           (1)      If Robson's employment with Veritas is
terminated in accordance with Section 5(a), that date on which the Effective Time occurs;

                           (2)      If Robson's employment with Veritas is
terminated by Veritas in accordance with Section 5(b)(1), that date when the successor chief executive officer actually commences his employment at Veritas;

                           (3)      If Robson's employment with Veritas is
terminated by Robson in accordance with Section 5(b)(2), that date which is ten
(10) days after Veritas's receipt of Robson's notice of termination and letter of resignation as a director;

                           (4)      If Robson's employment with Veritas is
terminated by Veritas in accordance with Section 5(b)(3), that date which is ten
(10) days after Robson's receipt of the Board's written notice of termination;
or

                           (5)      If Robson's employment is terminated as a
result of his death, his date of death.

Section 6. Effects of Termination.

                  (a) Upon termination of Robson's employment in accordance with any provision of Section 5, the obligations of Veritas and Robson under Sections 1 and 2 will terminate as of the Date of Termination, and Veritas will thereafter pay or provide to Robson (or to his legal representative, in the case of his death) the following listed items.

                           (1)      Veritas will pay Robson (or his legal
representative, in the case of his death):

                                    (i)      The CEO's Salary through the Date
                                             of Termination;

                                    (ii)     If the Date of Termination is on or
                                             after the date incentive payments
                                             are made to other executives under
                                             the Key Contributor Plan, any
                                             incentive compensation then due him
                                             under Section 2(a)(2); and

                                    (iii)    During the three-year period ending
                                             on the third anniversary of the
                                             Date of Termination, an aggregate
                                             amount (the "Severance Payment")
                                             equal to three (3) times the CEO's
                                             Salary, which Severance Payment
                                             will be paid to Robson in equal
                                             installments every two weeks during
                                             such three-year period; provided,
                                             however, that at any time during
                                             such three-year period Veritas may,
                                             in its discretion, elect to pay to
                                             Robson the then remaining balance
                                             of the Severance Payment in the
                                             form of a lump sum cash payment.

                           (2) Veritas will provide, at its expense, to Robson and his wife, Val, the following insurance coverage in the U.S. and Canada for each of their respective lifetimes, subject to the limitations set forth below:

                                    (i)      In the U.S.: group health insurance
                                             (currently including group medical,
                                             hospitalization and prescription
                                             drug benefits) of the same type
                                             Veritas makes available to
                                             executive officers of Veritas
                                             located in the United States; and,

                                    (ii)     In Canada:

                                            (A)  Provincial health care coverage
                                                 for of Robson and his wife, Val
                                                 ,until they reach age 70; and

                                            (B)  Private group health insurance
                                                 of the same type Veritas makes
                                                 available to its key management
                                                 employees located in the
                                                 Province of Alberta, Canada
                                                 (such coverage is currently
                                                 provided by

                                                 Great Western and includes
                                                 hospitalization and
                                                 prescription drug insurance in
                                                 excess of provincial health
                                                 coverage).

                                    (iii)    The amounts and types of group
                                             insurance coverage Veritas will
                                             provide under Sections 6(a)(2)(i)
                                             and 6(a)(2)(ii) may vary from time
                                             to time and some or all of the
                                             coverage may be modified, reduced
                                             or eliminated at any time -
                                             Veritas's sole obligation is to
                                             provide the same types and amounts
                                             of group health coverage made
                                             available during the period in
                                             question to executive officers of
                                             Veritas in the U.S. with respect to
                                             U.S. insurance coverage and to key
                                             management employees of Veritas in
                                             the province of Alberta, Canada
                                             with respect to Canadian insurance
                                             coverage. Robson acknowledges and
                                             agrees that he and his wife will
                                             provide such information and
                                             complete such forms as Veritas or
                                             its insurance providers may
                                             reasonably request in connection
                                             with such insurance.

                           (3) Each Option Robson holds that is not vested on the Date of Termination will terminate on the Date of Termination. Each vested Option Robson holds on the Date of Termination will, except in the event of Robson's subsequent death, terminate on the earlier of the expiration of the original term of the Option or three years. In the event of Robson's death after the Date of Termination all outstanding Options he then holds will terminate on the earlier of the date of expiration of the term of the Option as specified in the relevant Option grant letter or the first anniversary of the date of Robson's death.

                           (4) For a period of nine (9) months following the Date of Termination, Veritas will provide Robson with reasonable secretarial and administrative assistance to aid him in winding up his personal affairs in Houston, moving his personal effects out of his Houston residence, and selling that residence. Such Veritas personnel will be made available for reasonable amounts of time during Veritas's regular business hours and only in Houston.

                  (b) As a condition to making the payments and providing the benefits specified in this Section 6, Veritas will require (i) that Robson (or his legal representative, in the event of his earlier death) execute a release of all claims Robson may have against Veritas on the Date of Termination (such release will be in substantially the same form as Exhibit A attached hereto modified to take into account the actual circumstances); and (ii) in the case of termination in accordance with Sections 5(b)(1), 5(b)(2) or 5(b)(3), that Robson execute and deliver to Veritas his written resignation as a director of Veritas.

Section 7. No Obligation to Mitigate; No Rights of Offset.

                  (a) Robson shall not be required to mitigate the amount of any payment or other benefit required to be paid to Robson pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Robson as a result of employment by another person.

                  (b) Veritas's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Veritas may have against Robson or others.

Section 8. No Effect on Other Rights.

         Nothing in this Agreement shall prevent or limit Robson's continuing or future participation in any plan, program, policy or practice of or provided by Veritas or any of its affiliates and for which Robson may qualify, nor shall anything herein limit or otherwise affect such rights as Robson may have under any stock option or other agreements with Veritas or any of its affiliates. Amounts which are vested benefits or which Robson is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Veritas or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 9. Successors; Binding Agreement.

                  (a) This Agreement is personal to Robson and without the prior written consent of Veritas shall not be assignable by Robson otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Robson's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (b) This Agreement shall inure to the benefit of and be binding upon Veritas and its successors and assigns.

                  (c) Veritas will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Veritas, by agreement in form and substance reasonably satisfactory to Robson, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Veritas would be required to perform it if no such succession had taken place. As used in this Agreement, "Veritas" shall mean Veritas as hereinbefore defined and any successor to its business and/or assets as aforesaid.

Section 10. Non-Competition; Non-Solicitation; No Hire.

                  (a) Robson agrees that during the Non-Compete Period (as defined below), Robson shall not, without the prior written consent of Veritas, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the "Business" [as defined in Section 10(d)(1)] of Veritas or any of its subsidiaries or affiliates, except for the account of Veritas and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Robson may acquire, solely as a passive investment, not more than five percent

(5%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Exchange Act. Robson acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Veritas, and, accordingly, Veritas shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Robson acknowledges that this covenant not to compete is being provided as an inducement to Veritas to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Veritas. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                  (b) In addition to the restrictions set forth in Section 10(a), Robson agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and one (1) year thereafter, Robson will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Veritas or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Veritas or any of its subsidiaries or affiliates, potential customers of Veritas or any of its subsidiaries or affiliates upon whom Veritas or any of its subsidiaries or affiliates has called upon in the last twelve (12) months or contacts of Veritas or any of its subsidiaries or affiliates or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Veritas or any of its subsidiaries or affiliates, whether for Robson or for any other person, firm or entity.

                  (c) Effective as of the Effective Date and for a period that includes the term of this Agreement and one year (1) year thereafter, Robson will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any Key Employee of Veritas or any of its subsidiaries or affiliates to leave such employment; or
(ii) induce or attempt to induce any such Key Employee to breach her or his employment agreement with Veritas or any of its subsidiaries or affiliates.

                  (d)      The following definitions apply to this Section 10:

                           (1) "Business" means the business of acquiring, processing and/or interpreting geophysical data and/or producing and/or conducting geophysical surveys, including, but not limited to, (x) the business of surface seismic acquisition and/or surface seismic data processing and/or interpretation for the purpose of providing and/or interpreting seismic images of the subsurface of the earth, and (y) the following activities and services: (i) all forms of surface land, marine, ocean bottom cable and transition zone seismic data acquisition; (ii) all forms of surface seismic data processing, including the processing of two, three and/or four dimensional vertical seismic profiling; (iii) recording of data from wellbore seismic arrays performed during simultaneous acquisition of surface two, three and/or four dimensional data; (iv) trenched in, buried near surface or seabed permanent array installation and acquisition; (v) surface seismic acquisition, processing, interpretation and/or sales, in each case, of multiclient surveys; (vi) maintenance of surface seismic data processing centers, including licensing and support of surface seismic processing software; (vii) equipment design and manufacture for surface seismic acquisition, processing and interpretation; (viii) research and development programs for any of the items described in this Section 10(d)(1) and seismically-assisted reservoir solutions, including software relating thereto; (ix) surface seismic data management services; (x) interpretation activities related to or in support of acquisition and processing activities described in this Section 10(d)(1); (xi) borehole seismic acquisition and installation and acquisition of data from wellbore seismic arrays; (xii) reservoir management; (xiii) commercial seismically-assisted reservoir solutions; and (xiv) non-seismic data management and non-seismic dynamic reservoir characterization and performance prediction.

                           (2) "Key Employee" means an individual employed by Veritas or one of its affiliates who is involved directly in seismic acquisition activities, seismic data processing, seismic technology development or other research and development.

                           (3) "Non-Compete Period" means that period of time commencing on the Effective Date and continuing for eighteen (18) months after the Date of Termination.

Section 11. Miscellaneous.

                  (a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand; by overnight courier; by electronic mail; or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 11(a):

                  If to Veritas, to:

                            Veritas DGC Inc.
                            10300 Town Park
                            Houston, Texas 77072
                            Attention:  Scott Smith
                                        Vice President, Human Resources
                            Email:  scott_smith@veritasdgc.com

                  If to Robson, to:

                           Mr. David B. Robson
                           No. 903, 200 La Caille Place S.W. Calgary, Alberta T2P 5E2
                           Email: dave_robson@veritasdgc.com

or to such other names or addresses as Veritas or Robson, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

                  (b) With the exception of the Indemnity Agreement by and between Veritas and Robson dated as of March 7, 2000 which is specifically not superceded or replaced by or merged into this Agreement, this Agreement (including the Exhibits attached hereto) supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Robson and Veritas (including any such agreements or discussions between Robson and any past or present subsidiary or affiliate of Veritas) and constitutes the entire agreement between Robson and Veritas with respect to the subject matter of this Agreement. Specifically, this Agreement supercedes and replaces the Prior Employment Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Veritas or by any written agreement unless signed by an officer of Veritas who is expressly authorized by the Board to execute such document.

                  (c) If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

                  (d) The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 12. Arbitration.

                  (a) Veritas and Robson agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Robson and Veritas agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Robson, Veritas will reimburse Robson for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees). Regardless of the outcome of any arbitration, Veritas will pay all fees and expenses of the arbitrators and all of Veritas's costs of such arbitration.

                  (b) Notwithstanding the provisions of Section 12(a), Veritas may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Robson's obligations under Sections 3(b), 3(c), 3(d) or 10 hereof.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

                                             VERITAS:

                                             VERITAS DGC INC.

                                             By:
                                                 _______________________________
                                                    James R. Gibbs
                                                    Director

                                             ROBSON:
                                             _______________________________

                                                    David B. Robson

                       AGREEMENT AND RELEASE OF ALL CLAIMS

         This Agreement, entered into as of the date written by Employee's signature below, is by and between Veritas DGC Inc. ("Veritas"), a Delaware corporation, and David B. Robson ("Employee"). (As used in this Agreement, the term "Veritas" includes Veritas DGC Inc. and all of its subsidiary and affiliated companies).

         Veritas and Employee agree as follows:

         Section 1. Within 5 business days after the Date of Termination, as defined in Section 3 below, and whether or not Employee executes and returns this Agreement, Veritas will pay Employee the following amounts:

         - The CEO's Salary [as defined in Section 2(a)(1) of the Retirement Agreement between Employer and Employee dated effective January 10, 2004, the "Retirement Agreement"] prorated through the Date of Termination;

         -        Employee's vacation pay accrued as of the Date of Termination;
                  and

         - Any expense reimbursement owed to Employee under Section 2(b)(3) of the Retirement Agreement.

All of the above amounts will be REDUCED by applicable taxes and withholding.

         Section 2. In addition, Veritas will:

         - During the three-year period ending on the third anniversary of the Date of Termination, pay Employee an aggregate amount (the "Severance Payment") equal to three (3) times the CEO's Salary (as defined in Section 2(a)(1) of the Retirement Agreement) which Severance Payment will be paid to Employee in equal installments every two weeks during such three-year period; provided, however, that at any time during such three-year period Veritas may, in its

                                    EXHIBIT A
                  discretion, elect to pay to Employee the then remaining balance of the Severance Payment in the form of a lump sum cash payment; and

         - Provide Employee and his wife, Val, for each of their respective lifetimes group health insurance in accordance with
                  Section 6(a)(2) of the Retirement Agreement.

         - Provide Robson with secretarial and administrative assistance in accordance with Section 6(a)(4) of the Retirement Agreement.

         Section 3. Employee's termination from employment will be effective at the close of business on the Date of Termination. The DATE OF TERMINATION as used in this Agreement means _________.

         Section 4. Employee agrees to release Veritas from any claims he has or may have against Veritas as of the date he signs this Agreement. The claims he is releasing include all of the following:

         -        any claims under any bonus or incentive plans;

         - any claims for tortious action or inaction of any sort ("tortious action or inaction" means, among other things, claims for such things as negligence, fraud, libel, or slander);

         - any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. Section 621, et seq.) (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

         - any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. Section 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code Section 21.001, et seq.) (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

         - any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. Section 12101, et seq.) (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee's or applicant's disability);

         - any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers' compensation benefits; and,

         - any claims for breach of contract, wrongful discharge, constructive discharge, retaliation, or conspiracy; and

         - any claims relating to Employee's employment or termination of his employment including any and all claims for damages, costs, salary, wages, termination pay, severance pay, vacation pay, commissions, expenses, allowances, insurance, or any other benefit arising out of Employee's employment with Veritas, with the exception of those benefits specifically excluded below in this Section 4.

         Employee acknowledges that the execution of this Agreement and Release of All Claims has the effect of precluding the consideration of any complaint by the Alberta Human Rights Commission pursuant to the Alberta Human Rights, Citizenship and Multicultualism Act, or any other applicable human rights legislation.

         The release contained in this Section 4 WILL NOT affect any of the following:

         -        Any claim by Employee under this Agreement;

         - Employee's rights or benefits under Veritas's 401(k) retirement savings plan, Veritas's Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Date of Termination (Employee's rights and benefits will be determined by the applicable plan);

         - Employee's right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

         - Employee's right to exercise any options to purchase Veritas DGC Inc. common stock in accordance with the terms of the applicable stock option grant, as such terms are modified by
                  Section 6(a)(3) of the Retirement Agreement;

         - Employee's rights to indemnity under that (i) one certain Indemnity Agreement effective March 7, 2000, by and between Employer and Employee, (ii) the certificate of incorporation, bylaws or other organizational documents of Veritas (x) as in effect on December 3, 2003, or (y) as the same may be subsequently changed, but in the case of this clause (y) only to the extent any such changes shall enlarge the rights of a party seeking indemnity;

         - Any other benefit to which Employee may be entitled under any other health or benefit plan in accordance with the applicable plan documents; or

         - Employee's rights under any workers' compensation statue; the Jones Act, 46 U.S.C. Appx. Section 688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury.

         Section 5. Veritas and Employee agree that this Agreement is a binding contract. The purpose of the Agreement is to compromise doubtful or disputed claims, avoid litigation, and buy peace. Employee agrees that although Veritas is making payment to Employee in exchange for a release of claims, Veritas does not admit any wrongdoing of any kind.

         Section 6. Employee agrees to assist Veritas in defending any legal proceedings against Veritas arising out of matters which occurred on or prior to the Date of Termination. Veritas agrees to reimburse Employee for his time and expense or costs he may incur in that regard.

         Section 7. Employee confirms that after the Effective Date he remains subject to and agrees to comply with:

         - those obligations of confidentiality contained in Section 3(b) and 3(c) of the Retirement Agreement;

         - the provisions relating to competition with Employer contained in Section 10 of the Retirement Agreement;

         - the provisions relating to solicitation or hiring of Employer's employees contained in Section 10 of the Retirement Agreement; and

         - the terms of the Employee Confidentiality and Intellectual Property Agreement with Employer which Employee signed effective October 22, 2001.

         Section 8. This Agreement has been delivered to Employee on
         _____________.

         - Employee will have 21 calendar days from ___________ or until the close of business on ___________ to decide whether to sign and return this Agreement and be bound by its terms. In the event Employee has not signed and returned this Agreement to Veritas on or before __________, this Agreement will become null and void.

         - Veritas and Employee agree that if they agree to change the terms of this Agreement in any manner after it is delivered to Employee, even if the changes are material, the 21-day period specified in the previous paragraph will not restart or be extended.

         - After signing this Agreement, Employee will have the right to revoke the Agreement for a period of 7 calendar days after signing it by (a) notifying Veritas in writing that Employee revokes the Agreement and (b) returning to Veritas any consideration paid Employee under Section 2 above. In the event Employee revokes the Agreement, it will become null and void.

         Section 9. Employee acknowledges that he has read this Agreement. He understands that, except for the exceptions set out in Section 4 above, this Agreement will have the effect of waiving any claim he may pursue against Veritas.

         Section 10. Employee acknowledges that he makes this Agreement knowingly and voluntarily.

         Section 11. This Agreement constitutes the entire understanding between Veritas and Employee with respect to the subject matter hereof.

         Section 12. This Agreement will benefit and be binding upon Veritas and its successors and assigns and Employee and his successors and legal representatives. Employee will not assign or attempt to assign any of his rights under this Agreement.

         Section 13. If a court determines that any provision of this Agreement is invalid, the other provisions will remain in effect.

         Section 14. This Agreement will be governed by, construed under, and enforced in accordance with the laws of the State of Texas, not including, however, its conflicts of law rules that might otherwise refer to the law of another forum or jurisdiction.

         Section 15. This Agreement will become effective and enforceable only after a period of

7 days has expired following Employee's execution and delivery of this Agreement to Veritas (this date is referred to in this Agreement as the "EFFECTIVE DATE").

                   THIS AGREEMENT IS SUBJECT TO ARBITRATION IN
                      ACCORDANCE WITH THE FOLLOWING SECTION

         Section 16. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees). Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

         Notwithstanding the provisions of the previous paragraph, Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Section 7 of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                                 VERITAS:

                                                 VERITAS DGC INC.
                                                   and subsidiary and affiliated
                                                   companies

                                                 By:
                                                    ___________________________
                               NOTICE TO EMPLOYEE

BY SIGNING THIS DOCUMENT, YOU MAY BE GIVING UP IMPORTANT LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING AND RETURNING THIS DOCUMENT TO VERITAS.

                                                 EMPLOYEE:

                                                 _______________________________

                                                 Date:
                                                      _________________________